Exhibit 99.1

Howard Bancorp, Inc. Reports Results for 2015

ELLICOTT CITY, Md.--(BUSINESS WIRE)--January 27, 2016--Howard Bancorp, Inc. (NASDAQ:HBMD), the parent company of Howard Bank, today reported its financial results for the fiscal year ending December 31, 2015 with the following highlights:

  In the second quarter of 2015, Howard Bancorp successfully closed a private placement with a number of highly regarded institutional bank investors, including Baltimore-based T. Rowe Price. This placement resulted in the issuance of 2,173,913 shares, which increased capital via gross proceeds of $25 million.
  During the third quarter of 2015, Howard closed on its acquisition of Baltimore headquartered Patapsco Bancorp, Inc.
  Total assets grew to $947 million at December 31, 2015, representing growth of $256 million, or 37%, compared to total assets of $691 million at December 31, 2014, of which $170 million, or 25% growth, is attributable to the Patapsco transaction, and $86 million, or 12%, is attributable to continuing organic growth.
  Total loans increased by $207 million, or 37%, to $760 million when comparing December 31, 2015 to December 31 2014, of which $152 million, or 27% growth, is attributable to the Patapsco transaction, and $55 million, or 10%, is attributable to organic growth of the loan portfolio.
  Total deposits at December 31, 2015 increased to $747 million from $554 million at December 31, 2014, representing growth of $193 million, or 35%, of which $170 million, or 31% growth, is attributable to the Patapsco transaction, and $24 million, or 4%, is attributable to organic growth, due to intentional run off in higher-cost legacy CD portfolios. Noninterest bearing deposits grew by $31 million or 22% during the twelve months ended December 31, 2015.
  Total stockholders’ equity increased by $33.3 million or 56% to $92.9 million at December 31, 2015, compared to $59.6 million at December 31, 2014.
  Howard Bancorp’s primary sources of revenue continue to come from net interest income complemented by noninterest income, which includes the revenues generated from its mortgage banking operations, as well as service charges and fees on deposits and loans.
    Resulting primarily from our balance sheet growth, net interest income for 2015 was $30.3 million, representing an increase of $9.3 million, or 44%, compared to the $21.0 million recorded for 2014.
    Howard Bancorp’s other source of revenue is noninterest income, which for 2014, included a $16.1 million bargain purchase gain on the FDIC assisted transaction related to NBRS Financial Bank. Excluding this one-time gain from 2014, noninterest income increased by $4.8 million, or 66%, comparing noninterest income of $11.9 million for 2015 to $7.2 million for 2014. Mortgage banking activities contributed $4.0 million of the year over year increase in noninterest income, while service charges on deposits, income from bank owned life insurance and other banking related fees comprised the other $0.8 million increase.
  Total noninterest expenses were $38.3 million for 2015 compared to $23.7 million for 2014, an increase of $14.6 million, or 62%. These include one-time Non-Recurring Merger and Restructuring (Non-recurring) charges of over $4.3 million for 2015 and only $455 thousand for 2014.
    Excluding this large increase in non-recurring items, non-interest expenses were $33.9 million during the twelve months ended December 31, 2015, compared to $23.2 million for the same period of 2014, an increase of $10.7 million, or 46%.
    Included in this net $10.7 million increase, was a $3.4 million increase in mortgage banking expenses, which are largely variable in nature and correspond to increased origination levels. The higher origination levels led to an increase in noninterest expenses, were more than offset by in increases in mortgage banking noninterest income, earning assets, and additional interest income on the mortgage loans added to our portfolio.
    The remaining $7.3 million of the increase in expenses is largely attributable to the growth that we have experienced in the last twelve months. Compensation costs increased by $4.0 million as we increased full time equivalent employees from 214 at December 31, 2014 to 257 at December 31, 2015, including over $610 thousand in increased compensation costs attributable to staffing the additional locations acquired from Patapsco. Similarly, occupancy costs increased by $1.4 million as we have added branch and office locations. Also relating to our growth, data processing fees and insurance costs increased by nearly $600 thousand given the increase in our customer base. Other growth-related increases occurred in other operating items such as telephone costs, supplies, software licensing costs, and other costs directly related to the growth of our support infrastructure. Noninterest expenses in 2015 were also elevated by a $735 thousand expense in the third quarter due to decreases in the valuations of several of our Other Real Estate Owned assets. Also, a portion of the increased expenses were the result of temporary redundancies in operations and staffing given the two system conversions that occurred during 2015. Although not included in our non-recurring expenses of $4.3 million in 2015, we anticipate that the same level of resources will not be needed in the future and many of these redundancies have been eliminated or are scheduled for elimination.
  Provision for credit losses was $1.8 million for the year ended December 31, 2015 compared to $3.3 million for 2014. The third quarter of 2014 included a nearly $2.0 million provision due to a loan loss incurred on one commercial customer. The 2015 provision was for the most part reflective of the overall growth experienced in our loan portfolio, as total nonperforming assets to total assets only increased slightly from 1.26% at the end of 2014 to 1.36% at the end of 2015, even with the addition of impaired loans acquired from Patapsco during 2015.

For the year ended December 31, 2015, Howard Bancorp reported net income of $1.1 million compared to net income of $10.4 million in 2014, a decrease of $9.3 million, or 89%. This resulted in earnings per share (EPS) of $0.16 for 2015 compared an EPS of $2.53 for 2014. Obviously these comparative results are materially affected by the impact of nonrecurring revenues reported in 2014 and merger related expenses incurred in 2014 and 2015. To illustrate, simply excluding the $16.1 million bargain purchase gain less $0.5 million merger related costs in 2014 and the $4.3 million in merger and restructuring costs incurred in 2015 would result in the following adjusted pre-tax results:

			Difference
	2015	2014	$	%

Reported pre-tax income	2,115	17,265	(15,150)	(88%)

Nonrecurring items above	4,344	(15,635)	19,979	n/m

Adjusted pre-tax income	6,459	1,630	4,829	296%

This simplified illustration demonstrates how the core operating results exclusive of nonrecurring items paints a dramatically different picture than the comparative pre-tax and net income figures reported in accordance with U.S. generally accepted accounting principles.

As stated above, 2015 represented another year of continued balance sheet growth with December 31, 2015 total assets of $947 million, total loans of $760 million, and total deposits of $747 million, representing growth of 37%, 37%, and 35%, respectively, over the 2014 year end balances. The growth in our balance sheet in 2015 was a continuation of the growth also experienced in 2014, as represented in the following table:

						2 year
			Growth		Growth	Growth
			Rate from		Rate from	Rate from
	December 31,	December 31,	2013 to	December 31,	2014 to	2013 to
	2013	2014	2014	2015	2015	2015

Assets	499,918	691,416	38%	947,231	37%	89%

Loans	403,875	552,917	37%	760,002	37%	88%

Deposits	388,949	554,039	42%	747,408	35%	92%

Equity	48,624	59,643	23%	92,896	56%	91%

As noted above, at December 31, 2015 Howard Bancorp had total capital of $92.9 million, representing an increase of $33.3 million, or 56%, over total capital of $59.6 million at December 31, 2014. The capital growth represents retention of earnings as well as increased capital from the 2015 private placement common stock offering and the additional common stock issued in conjunction with the Patapsco acquisition. Howard Bank’s capital levels continue to be well in excess of the definition of well-capitalized under all regulatory capital guidelines.

For the fourth quarter of 2015, Howard Bancorp recorded EPS of $0.07 compared to EPS of $2.23 for the fourth quarter of 2014. Fourth quarter 2015 net interest income was $9.0 million, or 38%, higher than the same quarter in 2014. Excluding the pretax gain of nearly $16.1 million on the FDIC assisted transaction recorded in 2014, noninterest income grew from $2.3 million in the last quarter of 2014 to $2.9 million for the same period in 2015. Partially offsetting the quarter over quarter increase in revenues was a $135 thousand increase in the provision for credit losses for the fourth quarter of 2015 versus 2014. When comparing the fourth quarter of 2015 to the same quarter in 2014, total noninterest expenses increased by $1.5 million, with approximately $700 thousand of the increase resulting from acquisition related and conversion costs, which are non-recurring expenses.

Chairman and CEO Mary Ann Scully stated, “2015 represented another year of positive change and continued progress in the consistent execution of Howard Bank's differentiated business model, which we have structured to optimize long term shareholder value, as well as to increase our relevance and our impact in the communities and with the clients we serve. Asset growth was again driven by both acquired and organic commercial loan growth, now supplemented by residential mortgage growth. Asset growth was largely funded by core deposits including a high level of "sticky" and low cost transaction deposits from both commercial and retail depositors. This efficiently funded asset growth and led once again to a growing level of net interest income revenue that is still associated with an above peer average net interest margin. Net interest income continued to be supplemented by a controlled growth in mortgage gain on sale revenues to improve long term Return on Assets and use capital most efficiently. Despite growth, asset quality remains good and the focus of a sophisticated risk management culture. To achieve all of this, we made numerous infrastructure and support investments and as a result saw noninterest expenses grow considerably. But when one-time costs related to one whole bank acquisition and two (Patapsco and NBRS) system conversions are added to duplicative salaries, data processing and software expenses incurred in a post-acquisition but pre-conversion environment, we believe that the post one time and duplicative normalized expense base is moving markedly in the right direction. Additional opportunities to optimize both our delivery systems and our customer service and support processes are already underway and will allow us to continue to grow returns alongside balance sheet driven income growth. In a continuing challenging and competitive environment, Howard Bank moves forward at a pace distinctively different than most; we acknowledge those directly and indirectly responsible for this ability to progress and are grateful for all the external and internal stakeholders who continue to make this possible.”

The statements in this press release regarding decreased noninterest expenses going forward and continued returns and income growth are forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. Howard Bancorp intends that such forward-looking statement be subject to the safe harbors created thereby. Such forward-looking statements are based on current expectations regarding important risks, including but not limited to real estate values, local and national economic conditions, and the impact of interest rates on financing, as well as other risks detailed from time to time in filings made by Howard Bancorp with the Securities and Exchange Commission. Accordingly, actual results may differ from those expressed in these forward-looking statements, and the making of such statements should not be regarded as a representation by Howard Bancorp or any other person that results expressed therein will be achieved. Howard Bancorp does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Additional information is available at www.howardbank.com.

HOWARD BANCORP, INC.

	Twelve months ended		Three months ended
(in thousands, except per share data.)	December 31,		Dec 31	Sept 30	Dec 31
Operation Statement Data:	2015	2014	2015	2015	2014
Interest income	$33,349	$23,360	$9,950	$8,489	$7,207
Interest expense	3,072	2,402	920	807	671
Net interest income	30,277	20,958	9,030	7,682	6,536
Provision for credit losses	1,836	3,255	821	230	686
Bargain purchase gain	-	16,090			16,090
Other noninterest income	11,927	7,166	2,883	3,256	2,309
Non-recurring charges	4,344	455	1,041	2,166	343
Other noninterest expense	33,909	23,239	9,337	9,434	8,548
Pre-tax income/(loss)	2,115	17,265	713	(892)	15,358
Federal and state income tax expense/(benefit)	973	6,853	226	(107)	6,185
Net income/(loss)	1,142	10,412	487	(785)	9,173
Preferred stock dividends	126	126	32	31	32
Net income/(loss) available to common shareholders	$1,016	$10,286	$455	$(816)	$9,141

Per share data and shares outstanding:
Net income/(loss) per common share, basic	$0.16	$2.53	$0.07	$(0.13)	$2.23
Book value per common share at period end	$11.54	$11.36	$11.54	$11.49	$11.36
Tangible book value per common share at period end	$10.96	$11.16	$10.96	$10.87	$11.16
Average common shares outstanding	6,179,160	4,073,077	6,948,587	6,493,987	4,140,472
Shares outstanding at period end	6,962,139	4,145,547	6,962,139	6,921,378	4,145,547

Financial Condition data:
Total assets	$947,231	$691,416	$947,231	$924,493	$691,416
Loans receivable (gross)	760,002	552,917	760,002	755,500	$552,917
Allowance for credit losses	(4,869)	(3,602)	(4,869)	(4,317)	$(3,602)
Other interest-earning assets	135,137	99,261	135,137	115,890	$99,261
Total deposits	747,408	554,039	747,408	742,766	$554,039
Borrowings	98,828	67,628	98,828	80,558	$67,628
Total stockholders’ equity	92,896	59,643	92,896	92,080	$59,643
Common equity	80,334	47,081	80,334	79,518	$47,081

Average assets	$782,441	$557,602	$919,798	$808,324	$678,248
Average stockholders' equity	76,142	50,674	91,841	85,611	53,001
Average common stockholders' equity	63,580	38,112	79,279	73,049	40,439

Selected performance ratios:
Return on average assets	0.15%	1.87%	0.21%	(0.39)%	5.37%
Return on average common equity	1.80%	27.32%	2.44%	(3.64)%	89.99%
Net interest margin(1)	4.08%	3.97%	4.13%	3.94%	3.95%
Efficiency ratio(2)	90.64%	53.59%	87.12%	106.04%	35.66%

Asset quality ratios:
Nonperforming loans to gross loans	1.38%	1.12%	1.38%	1.07%	1.12%
Allowance for credit losses to loans	0.64%	0.65%	0.64%	0.57%	0.65%
Allowance for credit losses to nonperforming loans	46.28%	58.00%	46.28%	53.21%	58.00%
Nonperforming assets to loans and other real estate	1.69%	1.56%	1.69%	1.30%	1.56%
Nonperforming assets to total assets	1.36%	1.26%	1.36%	1.07%	1.26%

Capital ratios:
Leverage ratio	9.90%	8.60%	9.90%	11.17%	8.60%
Tier I risk-based capital ratio	11.47%	10.11%	11.47%	11.57%	10.11%
Total risk-based capital ratio	12.09%	10.73%	12.09%	12.14%	10.73%
Average equity to average assets	9.73%	9.09%	9.98%	10.59%	7.81%

(1) Net interest margin is net interest income divided by average earning assets.
(2) Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.

Unaudited Consolidated Statements of Financial Condition	PERIOD ENDED
(Dollars in thousands, except share amounts)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2015	2014
ASSETS:
Cash and Cash Equivalents:
Cash and due from banks	$31,071	$16,517	$27,360	$25,090	$21,256
Interest-bearing deposits	7,269	1,830	1,646	3,456	3,260
Total cash and cash equivalents	38,340	18,347	29,006	28,546	24,517

Investment Securities:
Available-for-sale	49,573	39,178	34,581	30,611	41,081
Federal Home Loan Bank stock, at cost	4,163	3,185	3,385	2,535	2,571
Total investment securities	53,736	42,363	37,966	33,146	43,652

Loans held-for-sale	49,677	64,427	65,759	49,159	42,881

Loans:	760,002	755,500	582,702	570,437	552,917
Allowance for credit losses	(4,869)	(4,317)	(4,199)	(3,839)	(3,602)
Net loans	755,133	751,183	578,503	566,598	549,315

Accrued interest receivable	2,144	2,221	1,636	1,754	1,789

Bank premises and equipment, net	20,765	20,427	16,108	12,098	12,122

Other assets:
Goodwill	1,132	1,132	-	-	-
Bank owned life insurance	18,548	16,618	11,834	11,745	11,659
Other intangibles	2,903	3,117	1,224	1,308	1,391
Other assets	4,853	4,657	4,845	6,126	4,091
Total other assets	27,436	25,525	17,903	19,179	17,141
Total assets	$947,231	$924,493	$746,881	$710,480	$691,416

LIABILITIES AND STOCKHOLDERS' EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$173,689	$171,349	$148,928	$137,287	$142,727
Interest bearing deposits	573,719	571,418	426,788	443,368	411,312
Total deposits	747,408	742,766	575,716	580,655	554,039
Borrowed funds	98,828	80,558	79,525	60,532	67,628
Other liabilities	8,099	9,088	7,013	8,910	10,107
Total liabilities	854,335	832,413	662,254	650,097	631,773
Commitments and contingencies Stockholders' equity:
Preferred stock -- $.01 par value	12,562	12,562	12,562	12,562	12,562
Common stock – $.01 par value	70	69	64	41	41
Additional paid-in capital	70,584	70,173	61,919	38,454	38,360
Retained earnings	9,712	9,257	10,073	9,313	8,696
Accumulated other comprehensive income/(loss), net	(31)	19	9	13	(16)
Total stockholders' equity	92,896	92,080	84,627	60,383	59,643
Total liabilities and stockholders' equity	$947,231	$924,493	$746,881	$710,480	$691,416

Capital Ratios - Howard Bancorp, Inc.
Tangible Capital	$76,299	$75,268	$70,841	$46,513	$45,689
Tier 1 Leverage (to average assets)	9.90%	11.17%	11.90%	8.66%	8.60%
Common Equity Tier 1 Capital (to risk weighted assets)	11.47%	11.57%	13.16%	9.86%	10.11%
Tier 1 Capital (to risk weighted assets)	11.47%	11.57%	13.16%	9.86%	10.11%
Total Capital Ratio (to risk weighted assets)	12.09%	12.14%	13.82%	10.49%	10.73%

ASSET QUALITY INDICATORS
(Dollars in thousands)

Non-performing assets:
Total non-performing loans	$10,521	$8,113	$7,005	$6,321	$4,253
Real estate owned	2,369	1,764	2,480	2,472	2,472
Total non-performing assets	$12,890	$9,877	$9,485	$8,793	$6,725

Non-performing loans to total loans	1.38%	1.07%	1.20%	1.11%	1.12%
Non-performing assets to total assets	1.36%	1.07%	1.27%	1.24%	1.26%
ALLL to total loans	0.64%	0.57%	0.72%	0.67%	0.65%
ALLL to non-performing loans	46.28%	53.21%	59.94%	60.73%	58.00%

Unaudited Consolidated Statements of Income	FOR THE THREE MONTHS ENDED
(Dollars in thousands, except per share amounts)
	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2015	2014

Total interest income	$9,950	$8,489	$7,484	$7,426	$7,207
Total interest expense	920	807	686	659	671
Net interest income	9,030	7,682	6,799	6,767	6,535.52
Provision for loan losses	(821)	(230)	(535)	(250)	(686)
Net interest income after provision for loan losses	8,209	7,452	6,264	6,517	5,850

NON-INTEREST INCOME:
Service charges and other income	433	516	513	522	502
Mortgage banking income	2,450	2,740	2,924	1,828	2,034
Bargain purchase gain	-	-	-	-	16,090
Net loss on sale of investment securities	-	-	-	-	(228)

Total non-interest income	2,883	3,256	3,438	2,350	18,399

NON-INTEREST EXPENSE:
Salaries and employee benefits	4,817	4,652	3,939	3,850	4,977
Occupancy expense	1,001	928	900	971	914
Marketing expense	769	786	679	628	554
FDIC insurance	138	106	120	90	140
Professional fees	543	386	348	345	258
Other real estate owned related expense	(13)	776	36	12	17
Merger and restructuring	1,041	2,166	731	406	373
Other	2,083	1,800	1,687	1,533	1,659
Total non-interest expense	10,379	11,600	8,439	7,835	8,891

(Loss)/income before income taxes	713	(892)	1,262	1,031	15,358

Income tax expense/(benefit)	226	(107)	471	382	6,185

NET/INCOME /(LOSS)	487	(785)	791	649	9,173

PREFERRED DIVIDENDS	(32)	(31)	(31)	(31)	(31)

NET INCOME/(LOSS) AVAILABLE
TO COMMON SHAREHOLDERS	$455	$(816)	$760	$618	$9,141

EARNINGS/(LOSS) PER SHARE – Basic	$0.07	$(0.13)	$0.16	$0.15	$2.21
EARNINGS/(LOSS) PER SHARE – Diluted	$0.06	$(0.12)	$0.15	$0.15	$2.18

Average common shares outstanding – Basic	6,948,587	6,493,987	4,841,538	4,112,379	4,140,472
Average common shares outstanding – Diluted	7,051,660	6,648,107	4,960,457	4,228,393	4,200,350

PERFORMANCE RATIOS:
(annualized)
Return on average assets	0.21%	-0.39%	0.45%	0.38%	5.37%
Return on average equity	2.44%	-3.64%	4.72%	4.49%	89.99%
Net interest margin	4.13%	3.94%	4.06%	4.19%	3.95%
Efficiency ratio	87.12%	106.04%	82.4%	85.9%	35.66%
Tangible common equity	8.48%	8.60%	9.65%	6.73%	6.81%

CONTACT:
Howard Bancorp, Inc.
George C. Coffman, 410-750-0020
Chief Financial Officer